  EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The following table sets forth information as to Solar EnerTech's subsidiaries as of September 30, 2008:

Name	Jurisdiction of Incorporation

Solar Enertech (Shanghai) Co., Ltd.	China
InfoTech Hong Kong New Energy Technologies, Limited	Hong Kong